Sphere 3D Reports First Quarter 2025 Financial Results

STAMFORD, Connecticut, May 14, 2025 - Sphere 3D Corp. (NASDAQ: ANY) ("Sphere 3D" or the "Company"), a Bitcoin mining company, today reported financial results for the first quarter of FY 2025 ended March 31, 2025.

COMMENTS FROM SPHERE 3D LEADERSHIP

"We remain focused on reducing reliance on third-party providers and taking greater control of our operations to improve cash flow and long-term profitability," says Interim CEO Kurt Kalbfleisch. He adds, "Over the past year, we have implemented changes to enhance future revenue generation while reducing SG&A expenses, creating a more durable business model designed to perform across market cycles. Looking ahead, we are committed to scaling with discipline and continuing to position the business to benefit from Bitcoin's long-term adoption."

2025 FIRST QUARTER HIGHLIGHTS

• In March, Sphere 3D reached a settlement agreement with Gryphon Digital Mining, Inc. to resolve all claims against each other on mutually satisfactory terms which resulted in the complete dismissal of outstanding litigation. Sphere 3D made no payments under the settlement agreement.

• In March, our new hosting site in Iowa was fully energized, and Sphere 3D entered into a managed services agreement with Simple Mining to operate the site on our behalf.

• In January, Sphere 3D ended its hosting agreement with Rebel Mining Company LLC and agreed to a termination and settlement amount of $2.4 million payable to Sphere 3D in satisfaction of all obligations of the Rebel hosting agreement and a final settlement of all amounts owed by either party.

BITCOIN ASSET AND VALUE

As of March 31, 2025, the Company had a self-mined Bitcoin balance of 22.7 with a fair value of approximately $1.9 million.

FIRST QUARTER FY 2025 FINANCIAL RESULTS

• Bitcoin production during the first quarter of 2025 was 30.5 Bitcoin, compared to 144.8 Bitcoin for the first quarter of 2024.

• Revenue decreased to $2.8 million for the first quarter, compared to $6.9 million for the first quarter of 2024. The decrease in revenue and bitcoin production was primarily driven by weaker post-halving economics and downtime during our transition away from high-hosting contracts, including one of our previous hosting providers taking approximately 3,300, or 22%, of our mining machines offline in the third quarter of 2024. In addition, in the third quarter of 2024, the Company began the process of removing its older mining equipment and replacing them with newer generation machines.

• Operating costs and expenses for the quarter were $8.0 million, compared to $8.8 million for the first quarter of 2024.

• Depreciation and amortization was $1.6 million, compared to $1.8 million for the first quarter of 2024.

• Investment loss was $3.7 million, compared to $2.7 million for the first quarter of 2024.

• Net loss from operations was $5.2 million in the first quarter of 2025, compared to $1.9 million for the first quarter of 2024.

• Net loss was $8.8 million, or a net loss of $0.32 per share for the first quarter of 2025, compared to a net loss of $4.5 million, or a net loss of $0.27 per share, for the first quarter of 2024.

ABOUT SPHERE 3D

Sphere 3D Corp. (NASDAQ: ANY) is a Bitcoin miner, growing its digital asset mining operation through the capital-efficient procurement of next-generation mining equipment and partnering with best-in-class data center operators. Sphere 3D is dedicated to increasing shareholder value while honoring its commitment to strict environmental, social, and governance standards. For more information about Sphere 3D, please visit Sphere3D.com.

FORWARD-LOOKING STATEMENTS

This communication contains forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements generally relate to future events, including the timing of the proposed transaction and other information related to the proposed transaction. In some cases, you can identify forward-looking statements because they contain words such as "may," "will," "should," "expects," "plans," "anticipates," "could," "intends," "target," "projects," "contemplates," "believes," "estimates," "predicts," "potential" or "continue" or the negative of these words or other similar terms or expressions. Expectations and beliefs regarding matters discussed herein may not materialize, and actual results in future periods are subject to risks and uncertainties that could cause actual results to differ materially from those projected.  The forward-looking statements contained in this communication are also subject to other risks and uncertainties, including those more fully described in filings with the SEC, including Sphere 3D's reports filed on Form 10-K, Form 10-Q and Form 8-K and in other filings made by Sphere 3D with the SEC from time to time and available at www.sec.gov. These forward-looking statements are based on current expectations, which are subject to change.

Sphere 3D Contact

Investor.relations@sphere3d.com

SPHERE 3D CORP.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands of U.S. dollars, except share and per share amounts)

	Three Months Ended
	March 31,
	2025	2024
Revenues:	(Unaudited)
Bitcoin mining revenue	$2,817	$6,946

Operating costs and expenses:
Cost of Bitcoin mining revenue (exclusive of depreciation and amortization shown below)	2,194	4,307
General and administrative	3,169	3,452
Depreciation and amortization	1,606	1,821
Loss on disposal of property and equipment	808	-
Change in fair value of Bitcoin	228	(768)
Total operating expenses	8,005	8,812
Loss from operations	(5,188)	(1,866)
Other income (expense):
Investment loss	(3,650)	(2,740)
Other income, net	53	129
Net loss	(8,785)	(4,477)

Net loss per share:
Basic and diluted	$(0.32)	$(0.27)
Shares used in computing net loss per share:
Basic and diluted	27,204,351	16,576,914

SPHERE 3D CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands of U.S. dollars)

	March 31,	December 31,
	2025	2024
	(Unaudited)	(Unaudited)
ASSETS
Cash and cash equivalents	$2,787	$5,425
Bitcoin	1,873	1,394
Investment in equity securities	3,880	7,530
Other current assets	1,177	3,438
Total current assets	9,717	17,787
Property and equipment, net	20,990	21,967
Intangible assets, net	2,724	3,095
Other non-current assets	844	379
Total assets	$34,275	$43,228

LIABILITIES, TEMPORARY EQUITY AND SHAREHOLDERS' EQUITY
Current liabilities	$3,551	$3,895
Total temporary equity	18	18
Total shareholders' equity	30,706	39,315
Total liabilities, temporary equity, and shareholders' equity	$34,275	$43,228